Exhibit 10.40

December 2, 2018

Hari Pillai
[address]

Dear Hari.
We are pleased to conditionally offer you the position of Executive Vice President, Customer Installations Group with Bloom Energy Corporation (the “Company”). In this full-time, salaried (exempt) position, you will report to KR Sridhar, Founder, Chairman and CEO and will be based out of our San Jose Corporate Headquarters. Your annual starting salary will be $400,000, less applicable withholdings and deductions, and you will be paid every other Friday in accordance with the Company’s normal payroll practices. You are eligible to receive a discretionary bonus which is a 60% target of your eligible compensation (Target Total Cash Compensation: $840,000). The Incentive Plan payout is based on achievement of Company metrics and individual performance. The Incentive Plan is measured and administered every quarter with an annual component at the end of each year (5 eligible payouts per year). In addition, you will participate in a Change-in-Control agreement which is attached to this offer letter.
We will recommend that the Company’s Board of Directors grant you an option to purchase 100,000 shares of the Company's Common Stock at a share price equal to the Common Stock’s fair market value on the date of grant. The vest commencement date of the shares subject to this grant will be the date your employment commences. The grant is subject to your continued employment and the Company’s standard terms and conditions.
We will recommend that the Company’s Board of Directors grant you 15,000 RSUs. These RSUs vest in annual increments from the vesting commencement date over four years. The vest commencement date of the shares subject to the grant will be the date your employment commences. The grant is subject to your continued employment and the Company’s standard terms and conditions.
You will also be eligible to receive benefits that the Company generally provides to its employees, including health care and out employee stock purchase plan (ESPP), consistent with the eligibility terms of those programs. A more detailed description of these benefits will be provided to you upon joining the Company.
Your offer of employment is conditioned upon a satisfactory (in the Company’s discretion) reference check, background check, and upon proof of your right to work in the US. Your employment with the Company is further subject to the terms and conditions specified in “Attachment A” and “Attachment B” to this letter.

This letter and Attachment A and B set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but

4353 N. 1st St, San Jose, CA 95134 T 408 543 1500 F 408 543 1004 www.bloomenergy.com not limited to, any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral. This letter and its attachments may not be modified or amended except by a written agreement signed by me and you.

We are very excited about you joining our team and look forward to a mutually rewarding relationship.
By signing below you are accepting the Company’s offer of employment pursuant to the terms and conditions specified in this letter and in Attachment A and B. After signing and dating this letter below, please return all pages by email or by confidential fax (408-543-XXXX).

Sincerely,        Agreed to and accepted by:
/s/ Grace Jones        /s/ Hari Pillai
Grace Jones        Hari Pillai
Senior Director, Human Resources    Date: 12/3/18
Bloom Energy Corporation        Start Date: 12/27/18

ATTACHMENT A
In addition to the terms outlined in the attached offer letter, your employment at Bloom Energy is conditioned upon the following.

At-Will Employment. You will be an “at will” employee of the Company. This means that either you or the Company may terminate your employment at any time, for any reason or no reason, with our without cause or notice. Regular employment at the Company is for no specified period of time and the Company makes no guarantee or contract of continued employment. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies, may change from time to time, the “at will” nature of your employment may not be changed except in an express written agreement signed by you and the President of the Company. In the event that you choose to resign from the Company, we request that you give us at least two weeks’ notice.

Stock Options/RSUs.  If approved by the Board, your stock options and/or RSUs will be subject to the terms and conditions of the Company's 2018 Equity Incentive Plan and the equity award agreement. You will be provided with a copy of the Equity Incentive Plan and your equity award agreement following the Board’s approval of your grant.  No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment. All grants are subject to the Company’s Insider Trading Policy, trading window and will be subject to the participant’s continuous employment.

Incentive Plan (Bonus). Pursuant to the terms of Bloom Energy’s Employee Incentive Plan, your eligible compensation is defined as your annual base pay at the end of the eligible period, times the bonus target percent divided by 5 (the number of Incentive opportunities in a year). This calculation will be adjusted to include ay proration based on start date of Leave of Absence in an eligible period. You must be on active status for at least 30 days of the quarter to be eligible for a bonus and at least 30 days of the year to be eligible for the annual bonus. To be eligible for the bonus, you must also be employed by BE on the date of payout. Your bonus is subject to the discretion and approval of the Board of Directors and will be paid in accordance with the Company’s normal bonus payment practices.

References. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Prior Employment. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Company Policies. As a Company employee, you will be expected to abide by the Company’s policies. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s policies which are included in the Company Handbook.

Intellectual Property. As a condition of your employment, you are also required to sign and comply with the Company’s “Employment, Confidential Information, Invention Assignment and Arbitration Agreement,” which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information. Please note that we must receive your signed Agreement on your first day of employment.

Arbitration. (a) Any dispute or controversy between you and the Company arising out of or relating solely to your employment relationship with the Company, including any dispute or allegation regarding the enforceability, unconscionability, interpretation, construction or breach of this Agreement, will be settled by final and binding arbitration through Judicial Arbitration and Mediation Services (“JAMS”) by a single arbitrator to be held in Santa Clara County, California, in accordance with the JAMS rules for resolution of employment disputes then in effect, except as provided herein. This means that we both give up the right to have disputes decided in court by a jury; instead, a neutral arbitrator whose decision is final and binding will resolve it, subject to judicial review as provided by law. The arbitrator selected shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but shall not have the power to grant any remedy that would not be available in a state or federal court in California. The arbitrator shall be bound by and shall strictly enforce the terms of this section and may not limit, expand or otherwise modify its terms. The arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, without reference to its conflicts of laws provisions, but an arbitration decision shall not be subject to review because of errors of law. The arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). The arbitrator shall have the powers granted by California law and the rules of JAMS which conducts the arbitration, except as modified or limited herein.

(b)    Notwithstanding anything to the contrary in the rules of JAMS, the arbitration shall provide (i) for written discovery and depositions as provided in California Code of Civil Procedure Section 1283.05 and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which shall be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has completed. Except in disputes where you assert a claim otherwise under a state or federal statute prohibiting discrimination in employment (“a Statutory Discrimination Claim”), the Company shall pay all fees and administrative costs charged by the arbitrator and JAMS. In disputes where you assert a Statutory Discrimination Claim against the Company, you are required to pay the American Arbitration Association’s filing fee only to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs.
(c)     You and the Company shall have the same amount of time to file any claim against any other party as such party would have if such a claim had been filed in state or federal court. In conducting the arbitration, the arbitrator shall follow the rules of evidence of the State of California (including but not limited to all applicable privileges), and the award of the arbitrator must follow California and/or federal law, as applicable.
(d)    The arbitrator shall be selected by the mutual agreement of the parties. If the parties cannot agree on an arbitrator, the parties shall alternately strike names from a list provided by JAMS until only one name remains.
(e)    The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover her or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and JAMS. In disputes where you assert a Statutory Discrimination Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Discrimination Claim had been asserted in state or federal court. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.
(f)     In the event of (1) a California Private Attorney General Action claim or (2) any claim determined by the arbitrator to be not properly in arbitration pursuant to applicable law, such claim(s) shall be brought as a civil action and shall be stayed pending resolution of all claims that are properly in arbitration.